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                                                                    EXHIBIT 99.4

                            Trinity Industries, Inc.
                                      TRW's
                     EARNINGS RELEASE CONFERENCE CALL NOTES
                             THURSDAY, MARCH 6, 2003

Good morning:


During the 4th quarter our leasing company's earnings balanced out the losses we experienced in the rail group. Our leasing company continues to provide a nice level of earnings diversification. During the winter months when our construction related businesses are affected by weather conditions, it's comforting to have a portion of our earnings stabilized by our leasing company.

In the 4th quarter we shipped approximately 1440 railcars in North America. Our shipments increased 25% from the 3rd quarter. This sounds like a significant increase in shipments from a percentage point of view, but it's still a very reduced rate. As a comparison, during 2000 Trinity and Thrall shipped an average of 6700 railcars per quarter and in 2001, we shipped an average of 4000 railcars per quarter. During 2002 our shipments averaged 1200 units per quarter. Until we reach the 3000 to 3500 units per quarter range, our objectives and priorities in our rail-related businesses remain very basic. During 2002 we were focused on resizing our operations and on obtaining a base load of business. One of our long-term strategic initiatives is to target specific fleet replacement opportunities in the railcar market.



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As an example, in December we booked a 500-car order with the Union Pacific
Railroad for some very specialized refrigerated boxcars. We jointly worked together to design a car which serves their specific needs. This order allows us to reopen our Oklahoma City facility with a long run of production. It also broadens our portfolio of refrigerated boxcars. In October we completed a long production run of a different refrigerated boxcar designed specifically for the BNSF Railroad.

During 2002 we did not pursue orders based on market share percentage goals. We were very selective in the business we obtained. We attempted to target orders which enhance our commercial and operational positions. Until the North American demand for railcars reaches a consistent quarterly order rate in the area of 10,000 units, our quarter-to-quarter market share percentages will probably fluctuate between 30% to 50%. Once the market demand surpasses this level, we expect to maintain a market share ratio consistent with our industry capacity. As Jim mentioned, our market share in the 4th quarter was in the mid 40's.

During the 4th quarter the market demand for railcars in North America continued to show signs of recovery. The industry order rate for the 4th quarter was around 8700 units. This follows the 3rd quarter peak of 10,000 units. Even though the industry order level was relatively strong during the 4th quarter, the market pricing continued to reflect the fact that the majority of the orders had been in process for several months. We have seen some isolated areas of price increases. Prices are fluctuating on car type by car type basis and on an order-by-order basis. This is typical for this type of market.



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When our shipments are below 3000 units per quarter, our product mix significantly impacts our financial performance. It is very difficult to establish a financial model based purely on historical quarterly data. Our financial results will fluctuate as our product mix changes. As an example, during the 3rd quarter approximately 10% of our shipments consisted of the BNSF refrigerated boxcars I mentioned earlier. Refrigerator boxcars have a higher selling price and it caused our average selling price per car to fluctuate from the 3rd quarter to the 4th quarter by almost 20%. At a low rate of production, when we deliver a large portion of railcars to our lease fleet it also compounds the confusion. As Jim mentioned earlier, we defer profits when we deliver cars to our leasing company. In the 4th quarter we delivered approximately 550 cars to our lease fleet or approximately 40% of our shipments. During the 1st quarter we expect to double that amount. For the entire year of 2003 we expect to deliver between 3300 and 3800 cars to our leasing company.

During the 1st quarter of 2003 our shipments will improve to between 1600 to 1700 units, but our product mix creates a unique set of circumstances. In the 1st quarter, from an earnings point of view, we are expecting our rail group's performance to be similar to the 4th quarter of '02. If the industry order level remains between 8 - 10,000 units per quarter, we expect to see a significant improvement as we move through the year. With all the geo-political situations developing, it's very difficult to predict how our customers will react at this time. Fortunately, we are highly flexible in our ability to shift between car types within our facilities and we can pursue a variety of options in covering our base



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load. At the end of the year our backlog of orders for railcars in North America increased over 50% to approximately 7400 units. Plus we have an additional 4000 units with our multi-year agreement with GATX.

In our European rail group, the demand for rail wagons in Europe remains at a relatively reduced level. As a result, we have many of the same issues affecting our business in Europe as we do in the U.S. We have a base load sales and marketing approach and our product mix affects our financial results. Our backlog extends into the 3rd quarter with a few of our production lines going into the 4th quarter. During the 4th quarter of 2002 we accelerated the completion of a contract for rail wagons associated with the closing of our facility in England. We shipped approximately 900 units. This compares to a normal quarterly shipment rate of 500-600 units per quarter. We are currently the largest producer of rail wagons in Europe. Our European rail business generated a small loss during the 4th quarter and we are currently anticipating we will lose approximately $2 million per quarter during the first half of '03. We are continuing to review a variety of strategic options for our European rail business.

Our barge group is feeling the effects of an industry wide reduction in the demand for hopper barges. Industry consolidation which occurred in 2001 and 2002 in the barge industry caused a significant impact on the demand for hopper barges. The reduction of capital spending by utilities which transport their coal by barge along with an abnormally low grain harvest have also contributed to a reduction in demand. We have temporarily resized our hopper barge operations. In late 2002 we received a very nice tank barge



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order for 15 barges from Marathon Ashland Petroleum. Our tank barge backlog runs into the mid summer and we have hopes of maintaining our existing production levels. We continue to believe the age of the fleet will drive a long-term demand for barges.

At this time, we are still in the early stages of the litigation process in our barge corrosion lawsuit and I don't have anything to report.

During the 4th quarter we suspended our wind tower business. We are redirecting our resources until there appears to be a stronger demand for wind towers.

During the winter months, our construction related businesses were once again impacted by winter weather situations. We temporarily resized our businesses to reflect a reduced demand. As the winter weather becomes less of an issue we are optimistic we will have a decent demand in the majority of our construction products businesses. Our highway guardrail and safety products businesses were affected the most by winter weather conditions because we ship products into several key Northern states. As we move into the spring, we are seeing our backlog beginning to improve in this business. On a positive note, President Bush recently signed an Appropriations Bill in mid February which includes funding for highway construction.

Our concrete and aggregate business in Texas was hampered by weather as well. In January we had a great month and then in February, as the winter storms moved into Texas, they eliminated the positive aspects of January. We have a good backlog of



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orders in our concrete and aggregates business. On good construction days during
January we were very close to setting daily records for the amount of concrete we were pouring. Fortunately, there are still a number of construction projects in process in Texas. Our bridge structural steel business in Texas has a backlog which extends through 2003 and we are experiencing some nice productivity improvements.

Recently, we consolidated our executive management oversight for our construction products and our industrial products group. Mark Stiles, our construction products group president, and Bill McWhirter, our executive vice president of the construction products group will oversee the management responsibilities for both of these groups. Mark and Bill have perfected a process of maximizing performance and we should see some improvements as we move through the year. In conjunction with this move, we freed-up Manuel Castro who has been with our Mexico operations for over 44 years. Manuel has a great deal of manufacturing expertise and will he assist us in enhancing our manufacturing operations throughout Trinity.

In summary, I'm very pleased with the progress we are making as a company, but I'm not pleased we are losing money at the net income level. In a cyclical business it's easy to become so involved in the day-to-day issues that you begin to think the current cycles will last forever. We strive to see beyond our current cycles as we continuously prepare ourselves to be more competitive. From a balance sheet point of view, we freed-up close to $90 million of inventory and receivables during 2002 and we remain highly focused on continuing to improve in this area. During 2002 we developed a new financing template.



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Our leasing business has immediate access to funds through the leasing warehouse which John mentioned earlier. During 2003 we expect to complete the next phase of our railcar financing by pursuing a variety of options for long-term financing. Our 3-year revolver provides us instant access to capital at the corporate level.

From a cash flow point of view, our leasing company is currently generating cash flow in excess of Trinity's total interest expense. Our construction products businesses are approaching the best phase of their seasons where they begin to generate their peak earnings and cash flow. The majority of our propane gas customers in our industrial products business are finishing a cold, harsh winter which usually creates a series of opportunities for us. And last but not least, during the past 2 quarters the North American railcar industry seems to be showing some early signs of recovery.

From an earnings point of view, our first quarter should be our worst quarter. As it looks today, we will lose 5 to 10 cents more per share than we did in the 4th quarter. We should be at a breakeven level during the 2nd quarter and profitable during the 3rd quarter. There is still too much uncertainty with the threat of a war and the condition of the general economy for us to project a precise figure for the year.

At this point, I'll turn it back over to Neil for questions.


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